Exhibit 16.1

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

November 25, 2025

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: Cordyceps Sunshine Biotech Holdings Co., Ltd.

Dear Sir or Madam:

We have read the statements made by Cordyceps Sunshine Biotech Holdings Co., Ltd. (the “Company”) of its Form 6-K dated November 25, 2025, and we agree with the statements contained therein as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp
Diamond Bar, California